Exhibit (e)(2)
AMENDED EXHIBIT A
June 15, 2006
Series (“Funds”) of GOLDMAN SACHS VARIABLE INSURANCE TRUST, a Delaware business trust (the “Trust”)
GOLDMAN SACHS FIXED INCOME AND MONEY MARKET FUNDS:
Goldman Sachs Government Income Fund
Goldman Sachs Core Fixed Income Fund
Goldman Sachs Money Market Fund
GOLDMAN SACHS EQUITY FUNDS:
Goldman Sachs CORE U.S. Equity Fund
Goldman Sachs CORE Small Cap Equity Fund
Goldman Sachs Growth and Income Fund
Goldman Sachs Capital Growth Fund
Goldman Sachs International Equity Fund
Goldman Sachs Mid Cap Value Fund
Goldman Sachs Growth Opportunities Fund
Goldman Sachs Equity Index Fund
Goldman Sachs Structured U.S. Equity Flex Fund

GOLDMAN SACHS VARIABLE INSURANCE TRUST
By:	/s/ Kaysie Uniacke
	Name:	Kaysie Uniacke
	Title:	President

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above
written
/s/ James A. McNamara
(Goldman, Sachs & Co.)
Name: James A. McNamara
Title: Managing Director